Filed Pursuant to Rule 424(b)(4)
Registration No. 333-217209

PROSPECTUS

5,385,000 Shares
Common Stock

This is a firm commitment public offering of 5,385,000 shares of our common stock at a price of $1.30 per share.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “OPTT.” The last reported sale price of our common stock on April 26, 2017 was $2.03 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to us
Per Share	$1.30	$0.078	$1.222
Total	$7,000,500	$420,030	$6,580,470

(1)	We have also agreed to reimburse the underwriters for certain of their expenses and the underwriters will receive compensation in addition to the underwriting discounts and commissions. We refer you to “Underwriting” beginning on page 21 for additional information regarding total underwriting compensation.

We have granted a 45 day option to the underwriters to purchase up to 807,750 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about May 2, 2017.

Aegis Capital Corp.

The date of this prospectus is April 26, 2017.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Certain industry and market data presented in this prospectus has been derived from data included in various industry publications, surveys and forecasts. We have assumed the correctness and truthfulness of such data, including projections and estimates, when we use them in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 9, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 12 and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference,” before making an investment decision. As used in this prospectus, unless otherwise indicated, “we,” “our,” “us,” “Company” or similar terms refer collectively to Ocean Power Technologies, Inc. and its operating subsidiaries.

Overview

Nearly 70% of the earth’s surface is covered by water, with over 40% of the world’s population living within approximately 150 miles of a coast. Thousands of information gathering and/or power systems are deployed in the oceans today to increase our understanding of weather, climate change, biological processes, and marine mammal patterns and to support exploration and operations for industries such as oil and gas. Most of these systems are powered by battery, solar, wind, fuel cell, or fossil fuel generators that may be unreliable and expensive to operate while they also may be limited in their ability to deliver ample electric power. These current systems often necessitate significant tradeoffs in sensor accuracy, data processing and communications bandwidth and frequency in order to operate given limited available power. More persistent power systems requiring less maintenance, such as our systems, may have the ability to save costs over these current systems. Just as importantly, increases in available power may allow for better sensors, faster data sampling, and higher frequency communication intervals up to real-time which could as a result improve scientific and economic returns.

Founded in 1984 and headquartered in Pennington, New Jersey, we believe we are the leader in ocean wave power conversion technology. We are commercializing our PB3 PowerBuoy which generates electricity by harnessing the renewable energy of ocean waves. In addition to our PB3 PowerBuoy, we continue to develop our PowerBuoy product line which is based on modular, ocean-going buoys, which we have been periodically ocean testing since 1997.

Our autonomous PB3 PowerBuoy generates power for use in remote offshore locations, independent of a conventional power grid, and it incorporates a unique onboard power take-off (“PTO”) system, which incorporates both energy storage and management systems. The PowerBuoy provides up to 3 kilowatts (“kW”) of peak power and 300 watts of continuous average power, which is deployment-site-dependent whereby average power can increase substantially in higher energy sites. Our standard energy storage system (“ESS”) has an energy capacity of up to a nominal 150 kWh to meet specific application requirements. We are continuing to develop and test our PowerBuoys, including incrementally scaling up power production. We believe there is a substantial addressable market for the current capabilities of our PB3 model, which we believe could be utilized in a variety of applications.

Our PB3 PowerBuoy design leverages portions of earlier features that we do not believe require further validation prior to implementation in our current products. Currently, our product development and engineering efforts are focusing primarily on reducing costs from the PB3 PowerBuoy, while also developing technologies that will increase the energy output and reliability of our product through design scalability to meet and to maintain quality and speed time to our targeted markets. Our marketing efforts are focused on applications in remote offshore locations that require reliable and persistent power, either by supplying electric power to payloads that are integrated directly in our PowerBuoy or located in its vicinity, including on the seabed and in the water column.

Based on our market research and publicly available data, we believe that multiple markets have a direct need for our PowerBuoys including oil and gas, ocean observing, defense and security, and communications. Depending on power requirements, sensor types and other considerations, we have found that our PowerBuoy could satisfy several application requirements within these markets. We believe that the PB3 persistently generates sufficient power to meet the requirements of many potential customer applications within our target markets.

Since fiscal 2002, government agencies have accounted for a significant portion of our revenues. These revenues were largely for the support of our development efforts relating to our technology and of our PowerBuoys. Today our goal is that the majority of our revenue is generated from the sale or lease of our products, and sales of services to support our business operations. As we continue to develop and commercialize our products, we expect to have a net loss of cash from operating activities unless and until we achieve positive cash flow from the commercialization of our products and services. During fiscal 2015 and 2016, we continued work on projects with the U.S. Department of Energy (“DOE”), and Mitsui Engineering & Shipbuilding Co., Ltd. (“MES”) with which we signed our first commercial lease agreement in May 2016, while we continued to validate the reliability and power output of our PB3 PowerBuoy.

Competitive Advantages

We are commercializing our PB3 PowerBuoy by targeting customers principally in four markets that require reliable and persistent power sources in remote offshore locations (as discussed in further detail below). We believe that our wave energy conversion technology and our existing commercial relationships provide the following competitive advantages in our target markets for commercial sales and leases of our PB3 PowerBuoy and related products and services.

•	Numerous applications within multiple, major markets. We have designed our PB3 PowerBuoy to address multiple offshore applications around the world. In particular, we are targeting customers with multiple applications within the oil and gas, defense and security, ocean observing, and communications markets.
•	Considerable life-cycle cost savings over current solutions for many applications. Our PB3 PowerBuoy is designed to operate over extended intervals between required servicing, as compared to several current solutions which we have found to require more frequent recharging or replacement using offshore vessels. We have developed several case studies around applications which illustrate that our PB3 PowerBuoy reduces costs over multi-year operations as compared with current solutions. These cost reductions are mostly due to reduced vessel and personnel servicing activities.
•	Real-time data communications. Some current solutions with less available power than our PowerBuoy may have limited communication capabilities or may be able to communicate data only over shorter periods due to power limitations. Some current solutions may only make data accessible upon physical retrieval of the sensor. Our PowerBuoys can be equipped with a variety of communications equipment which enables the transmission of data on a more frequent basis as compared to current solutions. We believe that more frequent data communication could enable an end-user to more quickly and proactively make data-driven decisions which could result in economic advantages.
•	Increased power and persistence compared to certain current solutions. We have found that our PowerBuoy may provide substantially increased power and persistence than certain existing systems, such as battery and solar powered. We believe that this may allow:
➢	additional sensors to be employed at the same site;
➢	a higher sensor data transmission rate to be achieved; and
➢	extended operation and reduced downtime.

Each of these may contribute to accelerated operations through real-time decision making, and increased life-cycle cost savings by enabling these new capabilities.

•	Standard transportation and deployment. Our PB3 PowerBuoy uses conventional transportation and handling methods that are economical and readily available in standard marine operations. The PB3 can be packaged inside of a standard 40-foot shipping container which may result in lower global transportation and deployment costs than current solutions. Our PB3 PowerBuoy can be deployed using conventional vessels and conventional marine cranes and lifts.
•	Modular and scalable designs. Our PB3 PowerBuoy is designed with a modular ESS which allows us to tailor its configuration to specific application requirements, including expansion of energy storage capacity, potentially allowing for additional cost savings for our customers. We believe that our PowerBuoys are scalable to higher power levels, and multiple PowerBuoys may also be installed in an array in order to achieve higher levels of aggregate power, although we have not yet demonstrated a PowerBuoy array.
•	Flexible electrical, mechanical and communication interfaces for sensors. The PB3 PowerBuoy can be equipped with payloads, either mounted on or within the PowerBuoy, or tethered to the PowerBuoy. The PB3 PowerBuoy has mechanical and electrical interfaces which allow for simplified integration of payloads, creating flexibility for the end-user.
•	Environmentally benign and aesthetically non-intrusive system design. We believe that our PB3 PowerBuoy does not present significant risks to marine life, or emit significant levels of pollutants, and therefore has minimal environmental impact as compared to some other current solutions. We believe there is no significant audible impact and such systems have not been shown to have a negative effect on marine life, as validated by the US Navy and DOE.
•	Ocean and factory tested technology. Our PB3 PowerBuoy is designed to be durable, with a three-year interval between required maintenance activities. The PB3 has survived hurricanes and winter storms during harsh sea conditions while deployed in the ocean. Since 1997 we have conducted ocean tests to demonstrate the viability of our technology. In 2011, we conducted multiple ocean tests of the predecessor PB3 PowerBuoy under a contract with the U.S. Navy. More recently, we conducted multiple ocean tests of our current generation PB3 PowerBuoy, including our now commercial version. In 2015, we instituted factory-based PTO accelerated life testing which simulates continuous operation under extremely harsh conditions. To date, we have achieved over 60 million cumulative strokes across our fleet of power takeoffs with no material failures in combined ocean and factory testing. This is equivalent to more than four cumulative years of continuous operation.
•	Efficient design in harnessing wave energy. We have designed and validated our PB3 PowerBuoy for maximized power generation in average ocean wave conditions through optimized mechanical to electrical wave energy conversion. We have designed the onboard ESS to provide several days of continuous rated power during periods of low or no wave activity. The PB3 PowerBuoy is equipped with a variety of communication capabilities, including satellite, cellular and Wi-Fi that are capable of transmitting payload data in real time (e.g., sensors or equipment that require power and communications capabilities), subject to the limits of the service provider.
•	Prior commercial relationships enabled the development of our technology. Our prior and existing relationships with the U.S. Navy, DOE, U.S. Department of Homeland Security, and MES have allowed us to develop our PB3 PowerBuoy for a variety of needs in various industries. We believe these relationships have helped position us within the private sector in support of commercialization, which we believe enhances our market visibility and attractiveness to our prospective customers. For example, in 2011 our PowerBuoy provided persistent power to an integrated radar and sonar system, significantly extending the U.S. Navy’s surveillance range. We have also demonstrated persistent maritime vessel detection with the U.S. Department of Homeland Security by integrating a hydrophone onto our PowerBuoy and demonstrating enhanced maritime traffic detection. In each instance, the resulting data have informed our next design iterations to address critical operations and reliability improvements.

Business Strategy

We are commercializing our PB3 PowerBuoy for use in remote offshore power and real-time data communications applications, and in order to achieve this goal, we are pursuing the following business objectives:

•	Sell and lease PB3 PowerBuoys. We believe our PB3 PowerBuoy is well suited for many remote offshore applications. We have observed potential market demand for both PowerBuoy sales and leases within our selected markets, and we intend to sell and lease PB3 PowerBuoys to these markets. Additionally, we intend to provide services associated with product sales or leases, such as maintenance, remote monitoring and diagnostics, application engineering, planning, training, and logistics support required for the PB3 PowerBuoy life-cycle. We continue to increase our commercial capabilities through new hires in marketing, sales, and applications support, and through engagement of expert market consultants in various geographies.
•	Concentrate sales and marketing efforts in specific geographic markets. We are currently focusing our marketing efforts in North America, Europe, Australia, and parts of Asia, including Japan. We believe that each of these areas has sizeable end market opportunities, political and economic stability, and high levels of industrialization and economic development.
•	Expand our relationships in key market areas through strategic partnerships and collaborations. We believe that strategic partners are an important part of commercializing a new product. Partnerships and collaborations can be used to improve the development of overall integrated solutions, to create new market channels, to expand commercial know-how and geographic footprint, and to bolster our product delivery capabilities.
➢	Commercial collaborations. We believe that an important element of our business strategy is to collaborate with other organizations to leverage our combined expertise, market presence and access, and core competences across key markets. We have formed such a relationship with several well-known groups, including MES in Japan, the National Data Buoy Center (“NDBC”), the Wildlife Conservation Society (“WCS”), Gardline Environmental (an international and multi-disciplinary marine service company), Sonalysts (with expertise in subsea and surface communications, systems integration, and big-data management), and HAI Technologies (an innovative company focusing on bringing new capabilities to the oil and gas industry). We continue to seek other opportunities to collaborate with application experts from within our selected markets.
➢	Outsourcing of fabrication, deployment and service support. We outsource all fabrication, anchoring, mooring, cabling supply and, in most cases, deployment of our PowerBuoy in order to minimize our capital requirements as we work to scale our business. Our PTO is a proprietary subsystem and is assembled and tested at our facility. We believe this distributed manufacturing and assembly approach enables us to focus on our core competencies and to ensure a cost effective product by leveraging a larger and more established supply base. We also continue to seek strategic partnerships with regard to servicing of our PB3 PowerBuoy. One example of such a service partner might be a global maritime operator with an established fleet of vessels located in similar regions where we are targeting customer applications.
•	PB3 cost reduction and PowerBuoy product development. Our engineering efforts are focused on customer application development for PB3 sales, cost reduction of our PB3 PowerBuoy and improving the energy output, reliability, maintenance interval and expected operating life of our PowerBuoys. We continue to optimize the manufacturability of our designs with a focus on cost competitiveness, and we believe that we will be able to address new and different applications by developing new products that increase energy output.

Market Opportunities

The National Oceanographic and Atmospheric Administration (“NOAA”) Ocean Enterprise Report for 2016 estimated that the annual market for what NOAA describes as the “Ocean Enterprise” is $8.5 billion. The report addressed businesses involved in the for-profit and not-for-profit businesses that support ocean measurement, observation and forecasting. Among the market sectors included in the report are oil and gas, ocean observing and security and defense sectors. We believe that this report addresses only a segment of the potential market opportunities that we are targeting in general.

Oil and Gas

We believe the offshore oil and gas industry is undergoing a significant transformation. In light of industry consolidation due to relatively low oil prices, the industry continues to invest in new technologies that enable cost savings as well as the digitization of operations. The industry encompasses more than 10,000 sites, including exploration, production, reservoir management, and sites pending decommissioning based on information from the U.S. Bureau of Safety and Environmental Enforcement and industry organizations and publications. We believe that opportunities to implement one or more PB3 PowerBuoys exist at a large number of these sites to provide power in applications that are not currently possible, or to displace current power solutions.

Ocean Observing

Ocean observing provides environmental intelligence to the entire ocean enterprise, which supports ocean measurement, observation and forecasting, and is an important provider of information to maritime commerce and the entire “blue economy.” Maritime commerce and the scientific community depend on information from areas such as meteorology, climate change, ocean seismometry, currents, and biological processes in order to inform operations and development. These groups often require a power and communications solution in remote offshore locations. According to NOAA’s 2016 Ocean Enterprise report, the total U.S. available ocean observing market from 2017 through 2021 for ocean based systems infrastructure is projected to be $2.0 billion.

Security and Defense

We believe that our PB3 PowerBuoy is uniquely positioned to be used to provide power and communications for multiple applications within the security and defense market. The PB3’s ability to power multiple payloads may be an attractive feature for defense and security, as their systems can be easily integrated into other PowerBuoy applications allowing their operation to be concealed. An example of an application for domestic and international defense departments and defense contractors include forward deployed energy and communications outposts (which is a current U.S. Department of Defense program), both above and below sea surface. Other example applications include early detection and warning systems, remote sensing stations, high frequency radar, sonar, electro-optical and infrared sensors for maritime security, network communications systems and unmanned underwater vehicle docking stations. According to a 2014 Frost and Sullivan report, market expenditures for global security reached $29.0 billion in 2012 and are projected to reach $56.5 billion in 2022. Maritime security expenditures were approximately 45% of the global security market.

Other Markets

We believe that opportunities also exist in other markets such as communications. The addition of nearshore and offshore cellular and WiFi platforms with reliable and persistent power could open new market opportunities for telecommunications carriers by displacing a portion of the maritime satellite communications market, while potentially decreasing communications costs for the marine, offshore oil and gas, and airline industries. As an example, according to a 2015 Frost & Sullivan Oil & Gas Satellite Communications market report, the estimated 2020 annual spend on satellite communications in the oil and gas market is projected to be $459 million. According to an industry research paper titled “Prospects for Maritime Satellite Communications,” in 2015 the global maritime satellite communications market has already reached close to 338,000 terminals, with $1.7 billion in revenue at the satellite communications service provider level. The report also notes that the value of the maritime satellite communications market is expected to continue to grow over the next decade, with a 10-year compound annual growth rate of 5% in terminals and revenue, primarily due to the ever-increasing need for maritime data communications.

Our Implementation Strategy

We have made significant progress in redesigning and validating our commercial-ready PB3 PowerBuoy for use in remote offshore applications. Since 2015, we have brought the PB3 from initial concept to a full scale design, and through multiple prototype iterations. During this time, we have conducted a number of in-ocean tests in combination with our facility-based accelerated life testing in order to validate our commercial-ready PB3 PowerBuoy and to prepare for low rate initial production. Recently, we announced that we are relocating our corporate headquarters in the second half of calendar year 2017. We believe that this will allow us to expand our manufacturing capabilities and to move toward higher volume PowerBuoy production. Likewise, we have made progress in marketing our PB3 PowerBuoy, as evidenced by additional requests for proposals.

Since 2015, we have had initial introductions or meetings with nearly 200 companies and organizations within our target markets. A large proportion of these engagements (approximately 75%) were U.S.-based, while the remaining engagements occurred in Europe, Australia, and parts of Asia including Japan. One-third of all engagements have transitioned from initial introductions to advanced, confidential discussions around specific customer applications. Many of these discussions occur at the executive, decision-making level, as well as the implementation level.

As previously noted, several of these customer application discussions have resulted in requests for proposals. Proposal requests are for projects where our PB3 PowerBuoy is part of a larger solution demonstration, and typically include the potential lease or sale of one or more PB3 PowerBuoys, as well as required services and support. Demonstration projects are a necessary step toward broad solution deployment and revenues associated with specific applications, and typically last from three months to more than one year. During the demonstration project specification, negotiation and evaluation period, we are often required to submit to the prospective customer’s vendor qualification process, which entails substantial due diligence of our company and capabilities, and may include negotiation of standard terms and conditions. Many proposals contain provisions which would mandate the sale or lease of PB3 PowerBuoys upon successful conclusion to the demonstration project.

We believe this is an accurate depiction of the overall sales cycle for new technology in each of our target markets, including the PB3 PowerBuoy. However, cycle times for each step of the sales cycle will vary depending on several customer factors, including, but not limited to, technical evaluation, project priorities, funding approval process, and alignment of new technology integration with the customer’s broader operational strategy. We believe that the resulting evidence of potential demand, vis-à-vis specific application proposal requests, is indicative of significant progress in our commercialization strategy over the prior two years. The figure below depicts our accomplishments to date, including the development of a commercial product through low rate initial production and the development of new markets through customer requests for proposals for application demonstration projects. We believe that we have the potential for growth as a result of our positioning for higher volume production of our PB3 PowerBuoys and the initial indications of demand for our PB3 PowerBuoy in multiple customer applications.

IMPLEMENTATION STRATEGY

Accomplishments to date

Now ready for higher volume production based on customer demand
Low Rate Initial Production (LRIP)
High Volume Production
Pre-commercial full scale unit validation (in-ocean and factory-based)
Second full scale prototype testing focused on form, fit and function
Initial full scale prototype Focused on function only
Initial full scale design
Initial product concept formulation
Progression
2017
2016
2015
Final qualification and subsequent orders
Customer application demonstration projects
Customer requests for proposal and response
Customer NDA and operation application discussion
OPT value proposition and technology discussion
Initial customer contact and introduction
Progression

21

Corporate Information

Our principal executive offices are currently located at 1590 Reed Road, Pennington, New Jersey 08534, though we are relocating our corporate headquarters in the second half of calendar year 2017 to 28 Englehard Drive, Monroe Township, New Jersey. Our telephone number is (609) 730-0400. We were incorporated in New Jersey in 1984 and reincorporated in Delaware in 2007. We maintain a website at www.oceanpowertechnologies.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

The Offering

Common stock offered by us
5,385,000 shares, or 6,192,750 shares if the underwriters exercise their option to purchase additional shares of our common stock in full.
Issue price
$1.30 per share.
Common stock outstanding immediately after this offering
11,651,316 shares, or 12,459,066 shares if the underwriters exercise their option to purchase additional shares of our common stock in full.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $6.2 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $7.2 million if the underwriters’ option to purchase additional shares is exercised in full.
We intend to use the net proceeds from this offering for expanding our sales and marketing through new hires and target market experts, increasing product manufacturing capabilities, and building additional PowerBuoys to meet potential market demand, and for other general corporate purposes. This may include additional development, testing and demonstrations of our PowerBuoy system with the goal of furthering and accelerating our commercialization efforts. However, we will retain broad discretion over how the net proceeds are used. For more, see “Use of Proceeds.”
Dividend policy
We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future.
Risk factors
You should consider carefully the risks discussed under the “Risk Factors” beginning on page 9 of this prospectus, as well as those described in our Annual Report on Form 10-K for the year ended April 30, 2016, as amended, and our most recent Quarterly Report on Form 10-Q for the quarter ended January 31, 2017, and the other disclosures contained or incorporated by reference herein and therein.
NASDAQ Capital Market symbol
OPTT

The number of shares of common stock to be outstanding after this offering is based on 6,266,316 shares outstanding as of April 26, 2017 and excludes (i) options outstanding as of that date representing the right to purchase a total of 158,056 shares of common stock at a weighted average exercise price of approximately $24.30 per share, (ii) outstanding warrants to purchase up to 145,952 shares of our common stock which are exercisable at a price of $6.08, and (iii) outstanding warrants to purchase up to 178,500 shares of our common stock which are exercisable at a price of $9.36.

Unless otherwise indicated, all information in this prospectus gives effect to the 1-for-10 reverse stock split of the common stock that went into effect on October 27, 2015.

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider the risk factors disclosed below as well as those contained in our most recent Annual Report on Form 10-K, as amended, which is incorporated by reference herein, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the other information contained in this prospectus before acquiring any of our common stock. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this prospectus. See “Cautionary Statement Regarding Forward-Looking Information.”

Risks Relating to Our Common Stock

We may issue or sell shares of our common stock or securities convertible or exchangeable for our common stock in the future and this may depress our stock price.

In this offering, we are selling an additional 5,385,000 shares of our common stock, or 6,192,750 shares if the underwriters exercise their option to purchase additional shares of our common stock in full. As of April 26, 2017, there were 6,266,316 shares outstanding, excluding (i) options outstanding as of that date representing the right to purchase a total of 158,056 shares of common stock at a weighted average exercise price of approximately $24.30 per share, (ii) outstanding warrants to purchase up to 145,952 shares of our common stock which are currently exercisable at a price of $6.08, and (iii) outstanding warrants to purchase up to 178,500 shares of our common stock which are currently exercisable at a price of $9.36.

Our stockholders may experience substantial dilution in the value of their investment or their ownership interest as a result of this offering or if we issue additional shares of our capital stock in the future.

Our certificate of incorporation, as amended, currently authorizes us to issue up to 50,000,000 shares of our common stock and to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of preferred stock. We are offering 5,385,000 shares of our common stock in this offering, or 6,192,750 shares if the underwriters exercise their option to purchase additional shares of our common stock in full. In the future, in order to raise additional capital, we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by other investors, and dilution to our stockholders in the value of their investment and their ownership and voting interest in us could result. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by existing investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible or exchangeable into common stock in future transactions may be higher or lower than the price per share paid by other investors.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares are issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by some or all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities, any of which may rank senior to our common stock. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we are a “smaller reporting company,” meaning that our outstanding common stock held by non-affiliates had a market value of less than $75 million as of January 31, 2017. As a “smaller reporting company,” we (i) are able to provide simplified executive compensation disclosures in our filings, (ii) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and (iii) have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, a material weakness in internal controls may remain undetected for a longer period because of our extended exemption from the auditor attestation requirements under Section 404(b) of the Sarbanes-Oxley Act.

The market price of our common stock may be volatile and could decline substantially.

Historically, the market price of our common stock has fluctuated significantly, and we expect that this will continue. Purchasers of our common stock could incur substantial losses relating to their investment in our stock as a result. For the twelve month period ended March 31, 2017, the 52-week high and low prices for our common stock were $15.65 and $1.37, respectively. Also, the stock market in general has recently experienced volatility that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations could result in fluctuations in the price of our common stock, which could cause purchasers of our common stock to incur substantial losses. The market price for our common stock may be influenced by many factors, including:

•	developments in our business or with respect to our projects;
•	the success of competitive products or technologies;
•	regulatory developments in the United States and foreign countries;
•	developments or disputes concerning patents or other proprietary rights;
•	the recruitment or departure of key personnel;
•	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
•	market conditions in the conventional and renewable energy industries and issuance of new or changed securities analysts’ reports or recommendations;
•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;

•	the inability to meet the financial estimates of analysts who follow our common stock;
•	investor perception of our company and of our targeted markets; and
•	general economic, political and market conditions.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. We can provide no assurance that those restrictions will not prevent us from paying a dividend in future periods.

Provisions in our corporate charter documents and under Delaware law may delay or prevent attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

As a result of our reincorporation in Delaware in April 2007, provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	advance notice requirements for stockholder proposals and nominations;
•	the inability of stockholders to act by written consent or to call special meetings; and
•	the ability of our Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Board.

The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our certificate of incorporation. In addition, absent the approval of the Board, our bylaws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, which is generally a person who together with its affiliates owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

We do not currently have securities or industry analysts which publish research or reports about us, and as a result, our stock price and trading volume could be more volatile.

The trading market for our common stock can be influenced by the research and reports that industry or securities analysts publish about us, our industry and our markets. As no analyst currently covers us or publishes research or reports about us, the market for our common stock may continue to be limited and our stock price could be adversely affected. In addition, if and when we do have analysts covering us and one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more such analysts who elect to cover us adversely changes their recommendations regarding our common stock, our stock price could also decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the SEC. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control, including:

•	our ability to commercialize our PowerBuoys, and achieve and sustain profitability;
•	our continued development of our proprietary technologies, and expected continued use of cash from operating activities unless or until we achieve positive cash flow from the commercialization of our products and services;
•	our ability to obtain additional funding as and if needed which will be subject to a number of factors, including market conditions and our operating performance;
•	our estimates regarding expenses, future revenues and capital requirements;
•	the adequacy of our cash balances and our need for additional financings;
•	our ability to develop and manufacture a commercially viable PowerBuoy product;
•	that we will be successful in our efforts to commercialize our PowerBuoy or the timetable upon which commercialization can be achieved, if at all;
•	our ability to identify and penetrate markets for our PowerBuoys and our wave energy technology;
•	our ability to implement our commercialization strategy as planned, or at all;
•	our ability to maintain the listing of our common stock on the NASDAQ Capital Market;
•	the reliability of our technology and our PowerBuoys;
•	our ability to improve the power output, survivability and reliability of our PowerBuoys;
•	the impact of pending and threatened litigation on our business, financial condition and liquidity;
•	changes in current legislation, regulations and economic conditions that affect the demand for renewable energy;
•	our ability to compete effectively in our target markets;
•	our limited operating history and history of operating losses;
•	our sales and marketing capabilities and strategy in the United States and internationally; and
•	our ability to protect our intellectual property portfolio.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2016, as amended, and our subsequent SEC filings. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

The estimated net proceeds to be received by us from this offering are expected to be approximately $6.2 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for expanding our sales and marketing through new hires and target market experts, increasing product manufacturing capabilities, and building additional PowerBuoys to meet potential market demand, and for other general corporate purposes. This may include additional development, testing and demonstrations of our PowerBuoy system with the goal of furthering and accelerating our commercialization efforts. The amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the timing and progress of any partnering efforts, and the regulatory and competitive environment. As of the date of this prospectus, we have not determined the amount of net proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, management will retain broad discretion and flexibility in applying the net proceeds from the sale of the securities. Pending any use of the net proceeds, we intend to invest the net proceeds in repurchase contracts or deposit them in checking accounts at financial institutions.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of January 31, 2017:

•	on an actual basis; and
•	on an as adjusted basis, giving further effect to the sale of 5,385,000 shares of common stock in this offering at a price of $1.30 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

You should read the following table in conjunction with our historical financial statements and the related notes thereto incorporated by reference into this prospectus.

	January 31, 2017
	Actual	As Adjusted
	(unaudited)
Cash and Cash Equivalents	$11,433,852	$17,674,317
Debt
Current portion of long-term debt and capital lease obligations	34,440	34,440
Long-term debt and capital lease obligation, less current portion	32,107	32,107
Stockholders’ Equity
Common Stock (par value $0.001 per share; 50,000,000 shares authorized); 6,313,996 shares issued actual and 11,698,996 as adjusted, respectively(1)	6,314	11,699
Treasury Stock, at cost (46,776 shares)	(259,667)	(259,667)
Additional Paid-in Capital	193,000,425	199,235,505
Accumulated Deficit	(184,794,353)	(184,794,353)
Accumulated Other Comprehensive Loss	(160,704)	(160,704)
Total Stockholders’ Equity	7,792,015	14,032,480
Total Capitalization	$19,292,414	$31,773,344

(1)	As of April 26, 2017, we had 6,266,316 shares of common stock outstanding, which excludes (i) options outstanding as of that date representing the right to purchase a total of 158,056 shares of common stock at a weighted average exercise price of approximately $24.30 per share, (ii) outstanding warrants to purchase up to 145,952 shares of our common stock which are currently exercisable at a price of $6.08 and (iii) outstanding warrants to purchase up to 178,500 shares of our common stock which are currently exercisable at a price of $9.36.

DILUTION

If you invest in this offering, your ownership interest may be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. Our net tangible book value as of January 31, 2017, was approximately $7,792,015, or approximately $1.24 per share of common stock. Net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of January 31, 2017.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 5,385,000 shares of our common stock in this offering at the public offering price of $1.30 per share, and after deduction of commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of January 31, 2017 would have been approximately $14,032,480, or approximately $1.20 per share of common stock. This represents an immediate decrease in net tangible book value of $0.04 per share of common stock to our existing stockholders and an immediate decrease in net tangible book value of $0.10 per share of common stock to investors in this offering. The actual amounts above are based on 6,266,316 shares outstanding as of April 26, 2017 and do not reflect the exercise of outstanding options, because the effect of such exercise would be anti-dilutive.

DIVIDEND POLICY AND COMMON STOCK PRICE RANGE

Dividend Policy

We have never declared or paid any cash dividends on our common stock, and we do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our Board may deem relevant.

Price Range of Our Common Stock

Our common stock is listed on the NASDAQ Capital Market under the symbol “OPTT.” The following table sets forth, for the periods indicated, the range of high and low sales. The below prices retroactively apply our 1-for-10 reverse stock split that went into effect on October 27, 2015.

	Price Range
	High	Low
Year Ending April 30, 2017
Fourth Quarter (through April 26, 2017)	$3.67	$1.68
Third Quarter	$5.89	$2.00
Second Quarter	$10.48	$2.29
First Quarter	$15.65	$1.37
Year Ended April 30, 2016
Fourth Quarter	$2.86	$1.25
Third Quarter	$3.68	$0.95
Second Quarter	$5.61	$2.31
First Quarter	$8.50	$4.90
Year Ended April 30, 2015
Fourth Quarter	$3.05	$1.03
Third Quarter	$1.54	$0.91
Second Quarter	$1.31	$0.39
First Quarter	$0.70	$0.39

The reported last sales price for our common stock on the NASDAQ Capital Market on April 26, 2017 was $2.03 per share. As of April 26, 2017, there were 6,266,316 shares of common stock outstanding, and our outstanding shares of common stock were held by approximately 200 stockholder accounts of record.

DESCRIPTION OF COMMON STOCK

In this offering, we are offering 5,385,000 shares of our common stock, or 6,192,750 shares if the underwriters exercise their option to purchase additional shares of our common stock in full.

Authorized and Outstanding Capital Stock

The following description of our common stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which are undesignated. Unless otherwise indicated, all information in this prospectus gives effect to the 1-for-10 reverse stock split of the common stock that went into effect on October 27, 2015.

As of April 26, 2017, there were 6,266,316 shares of common stock outstanding, and no shares of preferred stock were issued or outstanding. As of April 26, 2017, there also were outstanding warrants to purchase up to 145,952 shares of our common stock that became exercisable on December 8, 2016 at a price of $6.08, warrants to purchase up to 178,500 shares of our common stock which are currently exercisable at a price of $9.36, and options to purchase a total of 158,056 shares of common stock at a weighted average exercise price of approximately $24.30 per share.

Description of Common Stock

Voting.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends.  Holders of common stock are entitled to receive proportionately any dividends that may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Distribution.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Delaware Law; Our Certificate of Incorporation and Our Bylaws

Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Removal of Directors

Our certificate of incorporation currently provides that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. However, our Board approved an amendment to our bylaws that became effective on June 17, 2016, which permits our directors to be removed either for cause or without cause by our stockholders. At our annual meeting of stockholders for the year ended April 30, 2016 that was held on October 21, 2016 (the “2016 Annual Meeting”), we submitted a proposal to stockholders seeking stockholder approval to amend our certificate of incorporation to delete the reference to “for cause” in Section 6 of Article IX of the certificate of incorporation. This proposal to amend the certificate of incorporation did not receive the required affirmative vote of the holders of at least 75% of the outstanding shares of common stock entitled to vote at the meeting, so the proposal did not pass. However, we also submitted a proposal to stockholders at the 2016 Annual Meeting seeking approval to amend our certificate of incorporation to add a clause that specified that, to the fullest extent permitted by law, any provision in the Certificate of Incorporation that is contrary to a requirement of the Delaware General Corporate Law (the “DGCL”) shall be read in conformity with the applicable requirement of the DGCL. This second proposal only required the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2016 Annual Meeting, and it passed.

The Board takes the position that under current Delaware law, the “only for cause” provision in the certificate of incorporation regarding removal of the Company’s directors is not enforceable, and is therefore not in conformity with the applicable requirement of the DGCL. Accordingly, we will comply with the provisions of our bylaws, as amended and as described above, relating to director removal and will not seek to enforce that provision of our certificate of incorporation relating to stockholder removal of directors only for cause, as presently in effect. Under our certificate of incorporation and bylaws, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of our directors then in office.

The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer, our president or the Board.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, that is entitled to vote at the meeting and that has delivered to our secretary a timely written notice in proper form of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least 75% of the voting power of our capital stock issued and outstanding and entitled to vote on the matter.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

Notice of Share Ownership

Our bylaws contain a provision requiring any beneficial owner of three percent or more of our outstanding common stock to notify us of his or her stockholdings, as well as of any change in his or her beneficial ownership of one percent or more of our outstanding common stock. Our bylaws do not provide for any specific remedy in the event a stockholder does not comply with this provision. We do not intend to make any such information public, unless required by law or the rules of the SEC or the NASDAQ Capital Market.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021-1011, and its telephone number is 1-800-662-7232.

Our common stock is listed on the NASDAQ Capital Market under the symbol “OPTT.”

UNDERWRITING

Aegis Capital Corp. is acting as representative of the Underwriters. We and the underwriters named below (the “Underwriters”), have entered into an underwriting agreement with respect to the shares of common stock being offered. In connection with this offering and subject to certain terms and conditions, each of the Underwriters named below has severally agreed to purchase, and we have agreed to sell the number of shares of common stock set forth opposite the name of each Underwriter.

Underwriter	Number of Shares of Common Stock
Aegis Capital Corp.	5,385,000

The Underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the over-allotment option to purchase additional shares described below, if they purchase any shares. The obligations of the Underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the Underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the Underwriters of officers’ certificates and legal opinions.

The Underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the Underwriters an option, exercisable for up to 45 days from the date of this prospectus, to purchase up to an additional 807,750 shares of common stock, on the same terms as the other shares of common stock being purchased by the Underwriters from us. The Underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the shares of common stock that the Underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting compensation (including discounts and non-accountable expense allowance) and proceeds to us before offering expenses will be $8,050,575, $563,540 and $7,487,035, respectively.

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

Underwriters’ Compensation

We have agreed to sell the shares of common stock to the Underwriters at the offering price of $1.222 per share, which represents the offering price of the shares of common stock set forth on the cover page of this prospectus less the 6% underwriting discount.

We have also agreed to pay the Underwriters a non-accountable expense allowance of 1% of the public offering price at the closing. In addition, we have agreed to reimburse the Underwriters for certain accountable out-of-pocket expenses incurred by them up to $100,000, inclusive of $75,000 of fees and disbursements of their counsel. We have paid an expense deposit of $25,000 to the representative for out-of-pocket expenses, which will be applied against the accountable expense allowance and will be returned to the extent not actually incurred.

Effective following the completion of this offering, we have granted the representative, on behalf of the Underwriters, a tail fee with respect to any subsequent public or private offerings or other financings we consummate on or prior to October 26, 2017 in an amount equal to 7% of any funds provided to us by investors contacted by the representative or the Underwriters in connection with this offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $270,000.

The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the Underwriters. These amounts are shown assuming both no exercise and full exercise of the Underwriters’ over-allotment option.

	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	$1.30	$7,000,500	$8,050,575
Total underwriting discount (6%)	$0.078	$420,030	$483,035
Non-accountable expense allowance (1%)	$0.013	$70,005	$80,505
Proceeds to us, before expenses	$1.209	$6,510,465	$7,487,035

Lock-Up Agreements

Our executive officers and directors, who represent in the aggregate approximately 4% of our currently outstanding shares of common stock, have agreed to a 90-day “lock-up” from the effective date of this prospectus of shares of common stock that they beneficially own, including the issuance of common stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of 90 days following the effective date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative of the Underwriters. The lock-up period described in the preceding paragraph will be extended if (1) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event.

The Underwriters have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Underwriters may base their decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of 90 days following the effective date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the representative of the Underwriters.

Stabilization

The rules of the SEC generally prohibit the Underwriters from trading in our securities on the open market during this offering. However, the Underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•	Stabilizing transactions consist of bids or purchases made by the Underwriters for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.
•	Short sales and over-allotments occur when the Underwriters sell more of our shares of common stock than they purchase from us in this offering. To cover the resulting short position, the Underwriters may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The Underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the Underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the Underwriters in order to reduce a short position incurred by the Underwriters.
•	Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the Underwriters commence these activities, they may discontinue them at any time without notice. The Underwriters will carry out any such transactions on the NASDAQ Capital Market.

Limited Public Market

Prior to this offering, there has been a limited public market for our common stock. The public offering price of the shares of common stock offered by this prospectus has been determined by negotiation between us and the Underwriters. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock. We offer no assurances that the offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop or continue after this offering.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “OPTT.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on an Underwriters’ website and any information contained in any other website maintained by an Underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriters in their capacity as Underwriters, and should not be relied upon by investors.

Other Relationships

The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the course of their businesses, the Underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the Underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, and except as set forth in this section, the Underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the Underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus and the related prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression” Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or
•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter Hedges LLP, Houston, Texas. Certain legal matters with respect to this offering will be passed upon for the Underwriters by Kelley Drye & Warren LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2016 and 2015, and for each of the years in the two-year period ended April 30, 2016, have been incorporated by reference herein to the Annual Reports on Form 10-K for the years ended April 30, 2016 and 2015, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the April 30, 2016 consolidated financial statements contains an explanatory paragraph that states that our cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the securities registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain specific information regarding us. These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Our common stock is listed on the NASDAQ Market under the ticker symbol “OPTT.” Our SEC filings are also available (free of charge) from our web site at www.oceanpowertechnologies.com. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended April 30, 2016, filed with the SEC on July 15, 2016, as amended on July 22, 2016 (File No. 001-33417);
•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2017, filed with the SEC on March 7, 2017 (File No. 001-33417);
•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, filed with the SEC on December 9, 2016 (File No. 001-33417);
•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2016, filed with the SEC on September 12, 2016 (File No. 001-33417);
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 2, 2016 (File No. 001-33417);
•	the description of our common stock set forth in our registration statement on Form 8-A filed on April 18, 2007 (File No. 001-33417) and in any and all subsequent amendments and reports filed for the purpose of updating that description; and
•	our Current Reports on Form 8-K, filed with the SEC on May 9, 2016, May 11, 2016, June 1, 2016, June 2, 2016 (two 8-K filings on that date), June 6, 2016, June 7, 2016 (two 8-K filings on that date), June 23, 2016, July 15, 2016, July 21, 2016, July 22, 2016 (two 8-K filings on that date), July 27, 2016, August 29, 2016, September 12, 2016, September 14, 2016, October 4, 2016, October 11, 2016, October 14, 2016, October 19, 2016, October 21, 2016, December 5, 2016, February 6, 2017, March 7, 2017, March 9, 2017, April 6, 2017, April 17, 2017 and April 21, 2017 (File No. 001-33417) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any corresponding information furnished under Item 9.01 or included as an exhibit) after the date of the initial registration statement of which this prospectus forms a part and until the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of these filings, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, by writing or telephoning us at the following address:

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
Attention: Chief Financial Officer
(609) 730-0400

DISCLOSURE OF SEC’S POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

5,385,000 Shares
Common Stock

PROSPECTUS

Aegis Capital Corp.